SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 2)*

Trean Insurance Group, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

89457R101

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89457R101	13G	Page 2

1	NAME OF REPORTING PERSONS
Blake Baker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,653,640
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,653,640
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,653,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.14%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 89457R101	13G	Page 3

1	NAME OF REPORTING PERSONS
The Baker Family Trust dated July 8, 2019
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,653,640
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,653,640
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,653,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.14%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Trust)

CUSIP No. 89457R101	13G	Page 4

1	NAME OF REPORTING PERSONS
Baker Enterprises I, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,729,521
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,729,521
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,729,521
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.33%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 89457R101	13G	Page 5

1	NAME OF REPORTING PERSONS
Baker Enterprises II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 789,292
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 789,292
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
789,292
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.54%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 89457R101	13G	Page 6

1	NAME OF REPORTING PERSONS
Baker Enterprises III, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 134,827
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 134,827
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
134,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.26%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 89457R101	13G	Page 7

Item 1(a). Name of Issuer:

Trean Insurance Group, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

150 Lake Street West, Wayzata, MN 55391

Item 2(a). Name of Person Filing:

The shares are held by three entities: Blake Baker Enterprises I, Inc., Blake Baker Enterprises II, Inc., and Blake Baker Enterprises III, Inc. (collectively, “The Blake Entities”). The Blake Entities are owned by The Baker Family Trust, dated July 8, 2019, of which Blake Baker is the sole settlor and trustee.

Item 2(b). Address of Principal Business Office, or if none, Residence:

25736 Oak Meadow Dr., Valencia, CA 91381

Item 2(c). Citizenship:

Blake Baker is a United States Citizen, The Blake Entities are Delaware corporations.

Item 2(d). Title of Class of Securities:

Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

89457R101

Item 3. If This Statement is Filed Pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 89457R101	13G	Page 8

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: __________________.

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	and (b) Amount beneficially owned and percent of class:

Blake Baker Enterprises I, Inc.	2,729,521shares	5.33%
Blake Baker Enterprises II, Inc.	789,292 shares	1.54%
Blake Baker Enterprises III, Inc.	134827 shares	0.26%

For an aggregate of 3,653,640 shares - 7.14%

(Based upon the Issuer’s Form 10-Q filed on November 8, 2022, the Issuer had 51,220,485 shares outstanding as of September 30, 2022.)

The Blake Entities are owned by The Baker Family Trust, dated July 8, 2019, of which Blake Baker is the sole settlor and trustee.

(c) Number of shares as to which such person has:

Blake Baker, as sole trustee of The Baker Family Trust has sole voting and dispositive power over 3,653,640 shares of Common Stock.

CUSIP No. 89457R101	13G	Page 9

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to the beneficial owner of more than 5 percent of the class of securities, check the following: ☐

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group.

N/A

Item 10. Certifications.

(a) Not applicable

(b) Not applicable

(c) Not applicable

CUSIP No. 89457R101	13G	Page 10

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Blake Baker Enterprises I, Inc.

By:	/s/ Blake Baker
President

Blake Baker Enterprises II, Inc.

By:	/s/ Blake Baker
President

Blake Baker Enterprises III, Inc.

By:	/s/ Blake Baker
President

The Baker Family Trust dated July 8, 2019

/s/ Blake Baker
Blake Baker, Trustee

/s/ Blake Baker
Blake Baker